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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE


                   AMERICAN COLOR GRAPHICS ANNOUNCES PROPOSED
                OFFERING OF SENIOR SECOND SECURED NOTES DUE 2010

BRENTWOOD, TN, JUNE 11, 2003 - American Color Graphics, Inc. announced today that it proposes to offer $280 million aggregate principal amount of Senior Second Secured Notes Due 2010. The Notes will be guaranteed on a senior basis by ACG Holdings, Inc., the parent company of American Color Graphics. The Notes will be secured by a second priority lien, subject to certain exceptions, on the assets securing American Color Graphics' obligations under its new revolving credit facility.

The proceeds of the offering will be used to redeem all outstanding 12-3/4% Senior Subordinated Notes Due 2005 of American Color Graphics; repay all amounts outstanding under American Color Graphics' existing credit facility; repurchase, and concurrently retire, all outstanding shares of preferred stock, and cancel all outstanding options to purchase shares of preferred stock, of ACG Holdings, Inc.; and pay related transaction fees and expenses.

The Senior Second Secured Notes Due 2010 will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration.


FORWARD-LOOKING STATEMENTS

This release may contain certain "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to risks, uncertainty and changes in circumstances, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained herein that are not clearly historical in nature are forward looking and the words "anticipate," "believe," "expect," "estimate," "plan," and similar expressions are generally intended to identify forward-looking statements.